UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2005

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 733-4000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On May 27, 2005, ABM Industries Incorporated (“ABM”) entered into a Sale Agreement with Carrier Corporation, a wholly owned subsidiary of United Technologies Corporation (“Carrier”), to sell substantially all of the operating assets of its wholly owned subsidiary, CommAir Mechanical Services (“CommAir”).

     The operating assets to be sold include customer contracts, accounts receivable, facility leases and other assets, as well as rights to the name “CommAir Mechanical Services.” The consideration to be paid will be $32 million in cash, subject to certain adjustments, and assumption of trade payables and accrued liabilities. ABM expects to realize a pre-tax gain of approximately $21 million upon the closing of this transaction, which is anticipated to occur in June, 2005. The transaction is subject to customary closing conditions including the absence of material adverse developments in CommAir’s business.

     As a result of this event, the assets and liabilities of CommAir will be segregated in ABM’s consolidated financial statements and classified as held for sale, and the operating results and cash flows from CommAir will be reported as discontinued operation in the consolidated financial statements of ABM commencing with the quarterly period ended April 30, 2005. Prior periods will also reflect this reclassification. CommAir generated pre-tax income for the year ended October 31, 2004, of $1.4 million on revenues of $41.1 million (which were 1.4% of ABM’s consolidated pre-tax income before corporate expenses, and 1.7% of ABM’s consolidated revenues).

     ABM expects to realize the gain from the sale of the CommAir assets in its third quarter of 2005.

     A copy of the press release announcing the sale is attached as Exhibit 99.1, which is incorporated into this item by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release of ABM Industries Incorporated dated May 31, 2005, announcing the sale of substantially all operating assets of CommAir Mechanical Services to Carrier Corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

Dated: May 31, 2005	By:	/s/ George B. Sundby

George B. Sundby
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press release of ABM Industries Incorporated dated May 31, 2005, announcing the sale of substantially all operating assets of CommAir Mechanical Services to Carrier Corporation.